Exhibit 99.1

Press Release

Company Contact	Investor Relations Contact
Kevin Harris	Carolyn Capaccio/David K. Waldman
Chief Financial Officer	Lippert/Heilshorn & Associates
(732) 452-1515	(212) 838-3777
Kharris@imany.com	ccapaccio@lhai.com

I-many Releases Second-Quarter 2004 Results

Edison, NJ – July 27, 2004 – I-many, Inc. (NASDAQ:IMNY), the leader in real-time solutions for contract and transaction compliance management, reported financial results for the second quarter 2004.

Net revenues for the second quarter totaled $8.2 million, a decrease of 28.7% versus $11.4 million reported in the first quarter of 2004 and a decrease of 20.4% versus $10.2 million reported in the second quarter of 2003. License revenue of $1.0 million decreased 78.8% from $4.9 million in the first quarter of 2004 and decreased 73.3% from $3.9 million in the second quarter of 2003. Service revenue of $7.1 million increased 9.1% from $6.5 million in the first quarter of 2004 and increased 12.2% from $6.3 million in the second quarter of 2003. The company signed three deals in the quarter using non-traditional license structures: one subscription agreement; one software “pool provision” that allows for product exchanges within a defined period of time; and the addition of performance milestones to a traditional license arrangement. Because of these provisions, license and subscription revenue of approximately $1.28 million from these deals was not recognized in the quarter but will be recognizable in future periods as is appropriate for each agreement.

GAAP loss for the second quarter was $(0.07) per share versus $(0.55) in the second quarter 2003. On a pro forma basis, second quarter 2004 loss per share was $(0.03) versus a pro forma loss per share of $(0.09) in second quarter 2003. Pro forma net income/(loss) per share differs from GAAP loss per share as it excludes impairment of goodwill and acquired intangible assets, amortization of acquired intangibles, depreciation expense, non-cash option and warrant charges, in process research and development and restructuring and other charges. A more detailed reconciliation of the differences between pro forma and GAAP results is included in the financial tables in this press release.

Quarter-end cash, restricted cash and short-term investments stood at $21.3 million as of June 30, 2004 versus $25.1 million as of December 31, 2003 and $22.7 million as of March 31, 2004.

I-many ceo and president A. Leigh Powell commented, “The ability to offer flexible licensing options, including subscriptions and other variants, has become critical to success in today’s enterprise software market. I-many closed three significant deals of this nature in Q2 that are not reflected in our reported revenues. Each strikes an excellent balance between the needs of our customers to mitigate risk and the strategic objectives of I-many. They also generate cash, contribute to license revenue in future quarters, increase services backlog and improve long term visibility, despite postponing immediate revenue recognition from an accounting perspective. I-many’s approach of providing flexible licensing options that favor sound business metrics over immediate recognition of revenue is the right one in today’s software environment .”

Mr. Powell concluded, “For the remainder of 2004, we will continue to focus on building sales and marketing momentum to support our new product rollout, while keeping strict control of expenses. We have also added additional industry veterans, most notably Kirk Krappe as executive vice president of worldwide markets, to strengthen our sales and marketing team. We believe we now have a team in place capable of helping us achieve our goals, each of whom has been drawn to I-many by the clear superiority of our products, our platform and our vision. We also continue to anticipate achieving full year profitability on a pro forma basis on top of a $775,000 or $0.02 per share pro forma profit over the first six months of 2004.”

Significant achievements in the quarter:

•	Sales in manufacturing distribution, aerospace and defense, medical devices and pharmaceutical verticals.

•	Recorded significant increases in service revenues.

•	Increased deferred revenues

•	Finished the half below expense guidance and profitable on a pro forma basis

•	Further strengthened sales and marketing team, including new EVP of worldwide markets and other additional industry veterans.

Full Year 2004 Guidance:

Updated financial goals for fiscal year 2004 in addition to previous six month guidance:

•	Revenues of approximately $40 million versus $39.4 million last year;

•	Total GAAP operating expenses, including cost of revenue, of approximately $47 million versus $79.1 million for 2003;

•	Total pro forma cash operating expenses of approximately $40 million versus $52.3 million for 2003 (pro forma cash operating expenses differ from GAAP operating expenses by excluding impairment of goodwill and acquired intangible assets, amortization of acquired intangibles, depreciation expense, non-cash option and warrant charges, in process research and development and restructuring and other charges estimated to be $7 million for the twelve months of 2004; see the financial tables following in this press release);

•	Cash, restricted cash and short-term investments of $18-$22 million at year-end.

Net revenues for the first half of 2004 totaled $19.6 million, a decrease of 8.2% versus $21.3 million reported in the first half of 2003. License revenue of $5.9 million decreased 32.2% from $8.8 million in the first half of 2003. Service revenue of $13.6 million increased 8.5% from $12.6 million in the first half of 2003.

GAAP loss for the first half was $(0.11) per share versus $(0.70) in the first half of 2003. On a pro forma basis, first half 2004 earnings per share was $0.02 versus a loss per share of $(0.17) in the first half of 2003. Pro forma net income/(loss) per share differs from GAAP loss per share as it excludes impairment of goodwill and acquired intangible assets, amortization of acquired intangibles, depreciation expense, non-cash option and warrant charges, in process research and development and restructuring and other charges. A more detailed reconciliation of the differences between pro forma and GAAP results is included in the financial tables in this press release.

I-many will hold a conference call tomorrow, Wednesday, July 28, 2004, at 10:00 a.m. Eastern Time. The call-in number is (617) 801-9714, passcode 31593785. The call is also being webcast and can be accessed at I-many’s web site at www.imany.com.

Use of Non-GAAP Financial Information

To supplement our GAAP financial statements, the Company uses non-GAAP, or pro forma measures of operating results. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These adjusted results exclude certain costs, expenses, gains and losses, and we believe their exclusion can enhance an overall understanding of our past operational performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the operating performance of the Company as opposed to GAAP results, which may include non-recurring, infrequent or other non-cash charges associated with restructuring, amortization of purchased intangibles or impairment losses that are not material to the ongoing performance of the Company’s business. Company management uses these non-GAAP results as a basis for planning and forecasting core business activity in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

About I-many

I-many (NASDAQ: IMNY) provides real-time solutions for contract and transaction compliance management. I-many solution suites manage the entire contract and transaction compliance lifecycle from creation to cash, maximizing revenue and delivering hard cost savings by actively monitoring and managing contracts and all associated transactions. For more information, visit the company at www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include: the risk of unforeseen technical or practical impediments to planned software development, which could affect the Company’s product release timetable; the possibility that current economic conditions will not improve as anticipated; the risk that the length of the sales cycle for the Company’s products will make the market for the Company’s products more unpredictable; the risk that the Company’s historical dependence on the healthcare market will continue; the risk that the Company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission.

(tables follow)

I-MANY, INC.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net Revenues:
Product	$1,040	$3,898	$5,948	$8,769
Services	7,115	6,340	13,637	12,568

Total net revenues	8,155	10,238	19,585	21,337

Cost of revenue	4,067	3,941	7,969	7,646

Gross profit	4,088	6,297	11,616	13,691

Operating expenses:
Sales and marketing	2,140	4,265	4,371	9,402
Research and development	2,610	4,335	6,120	8,671
General and administrative	1,188	1,583	2,853	3,242
Depreciation	220	481	431	970
Amortization of acquired intangible assets	378	663	709	1,325
In-process research and development	290	0	290	0
Impairment of goodwill and acquired intangible assets	0	16,786	0	16,786
Restructuring and other charges	162	368	1,309	1,829

Total operating expenses	6,988	28,481	16,083	42,225

Loss from operations	(2,900)	(22,184)	(4,467)	(28,534)

Other income, net	29	93	60	125

Net loss	$(2,871)	$(22,091)	$(4,407)	$(28,409)

Basic and diluted net loss per common share	$(0.07)	$(0.55)	$(0.11)	$(0.70)

Weighted average shares outstanding	41,000	40,483	40,827	40,411

I-MANY, INC.

Consolidated Condensed Balance Sheets

(in thousands)

	June 30, 2004	December 31, 2003
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$15,142	$21,864
Restricted cash	483	871
Short-term investments	5,040	2,019
Accounts receivable	8,994	10,057
Other current assets	979	819

Total current assets	30,638	35,630

Property and equipment, net	1,397	1,879
Restricted cash	681	377
Other assets	281	330
Acquired intangible assets, net	2,853	2,822
Goodwill, net	8,667	8,531

Total assets	$44,517	$49,569

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued expenses	$6,899	$7,472
Current portion of deferred revenue	7,948	7,180
Current portion of capital lease obligations	476	709

Total current liabilities	15,323	15,361

Deferred revenue, net of current portion	292	3,816
Capital Lease Obligations, net of current portion	41	128
Other long-term liabilities	1,387	1,109

Stockholders’ equity	27,474	29,155

Total liabilities and stockholders’ equity	$44,517	$49,569

I-MANY, INC.

Reconciliation of GAAP Loss to Pro Forma Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
GAAP net loss	$(2,871)	$(22,091)	$(4,407)	$(28,409)

Acquisition-related and other non-cash GAAP charges:
Amortization of acquired intangible assets	378	663	709	1,325
Depreciation expense	220	481	431	970
Non-cash option and warrant charges	580	11	2,443	818
Impairment of goodwill and acquired intangible assets	0	16,786	0	16,786
In-process research and development	290	0	290	0
Restructuring and other charges	162	368	1,309	1,829

Pro forma net income (loss)	$(1,241)	$(3,782)	$775	$(6,681)

Proforma net income (loss) per common share	$(0.03)	$(0.09)	$0.02	$(0.17)

Weighted average common shares outstanding	41,000	40,483	46,462	40,411

(1)	Pro forma amounts exclude charges for: impairment of goodwill and acquired intangible assets, amortization of acquired intangible assets, depreciation expense, non-cash option and warrant charges, in-process research and development, and restructuring and other charges.

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